Exhibit 5.1

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

April 24, 2013

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Ladies and Gentlemen:

Reference is made to our opinion letter dated January 4, 2013 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-185896) filed on January 4, 2013 by Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective on January 17, 2013. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 19, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering and sale of 2,000,000 depositary shares (the “Depositary Shares”), each representing 1/40th of a share of the Company’s 6.95% Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share (the “Series D Preferred Stock”) pursuant to the terms of the Underwriting Agreement dated April 17, 2013 among the Company, Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc. (the “Underwriting Agreement”), covered by the Registration Statement. We understand that the Depositary Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer to the Master Deposit Agreement, dated April 24, 2013, among the Company, Computershare Inc. and Computershare Trust Company, N.A., as depositary (the “Depositary”), and the holders from time to time of depositary shares described therein that establishes the terms of the Depositary Shares and under which the Depositary Shares will be issued, as the “Master Deposit Agreement.” We refer to the 50,000 shares of Series D Preferred Stock to be deposited with the Depositary in connection with the issuance of the Depositary Shares as the “Preferred Shares.”

Boston Financial Holdings, Inc.

April 24, 2013

The opinions set forth below are limited to the laws of The Commonwealth of Massachusetts and, with respect to the Master Deposit Agreement, the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(a) the Preferred Shares have been duly authorized and, when (i) the Preferred Shares have been deposited with the Depositary pursuant to the Master Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable; and

(b) the Depositary Shares, when (i) the Preferred Shares have been deposited with the Depositary pursuant to the Master Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued and will entitle the holders thereof to the rights specified therein and in the Master Deposit Agreement.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 24, 2013, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP